CONTACT:

Bob Rankin, CFO and COO

House of Taylor Jewelry

310-860-2660

Investor Relations: Leigh Parrish/Erica Pettit

Financial Dynamics

212-850-5651 / 212-850-5614

FOR IMMEDIATE RELEASE

HOUSE OF TAYLOR JEWELRY, INC. RECEIVES NASDAQ NOTIFICATION RELATED TO MINIMUM BID PRICE

WEST HOLLYWOOD, CA – November 1, 2007 – House of Taylor Jewelry, Inc. (NASDAQ: HOTJ) today announced that it received a notice on October 29, 2007 from The Nasdaq Stock Market (the “Nasdaq Notice”) indicating that the Company is not in compliance with the minimum bid price requirement for continued listing set forth under Nasdaq Marketplace Rule 4320(e)(2)(E)(ii) (the “Minimum Bid Price Rule”).  Under the rules set forth by the Nasdaq Listing Qualifications Department, issuing this notice is customary practice when a Nasdaq quoted company's closing price has been less than $1.00 per share for 30 consecutive trading days.

The Nasdaq letter does not affect the listing of the Company at this time, and the Company’s shares will continue to trade on the Nasdaq Capital Market under the symbol “HOTJ.”

According to the Nasdaq Notice , the Company has 180 calendar days, or until April 28, 2008, to regain compliance.  If, at any time before April 28, 2008, the bid price of the Company’s stock closes at $1.00 per share or more for a minimum of ten consecutive business days, Nasdaq staff will provide written notification that the Company complies with the Minimum Bid Price Rule.  If compliance with the Rule cannot be demonstrated by April 28, 2008, Nasdaq staff will determine whether the Company meets The Nasdaq Capital Market initial listing criteria set forth in Marketplace Rule 4310(c), except for the bid price requirement. If the Company meets the initial listing criteria Nasdaq staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not then eligible for an additional compliance period, Nasdaq staff will provide written notification that the Company’s securities will be delisted. In that event and at that time, the Company may appeal that Nasdaq staff determination to a Nasdaq Listing Qualifications Panel.

About House of Taylor Jewelry

House of Taylor Jewelry is a Los Angeles-based international jewelry company whose principal shareholders include entities owned by Dame Elizabeth Taylor and Kathy Ireland, along with members of the Abramov family.  It serves fine jewelry retailers worldwide with diverse jewelry collections marketed under the brands Elizabeth™, House of Taylor Jewelry™, and Kathy Ireland Jewelry™ Exclusively for House of Taylor Jewelry.  More information on the company can be found at www.hotj.com.

Certain statements included in this press release constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements, including, but not limited to, to executing on our strategic initiatives, continuing to expand our business and penetrating new doors and new markets, involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the availability of funding for current and future operations; the acceptance of the company's branded products in the marketplace; and the characteristics and pricing of the company's branded products as compared with competing products, as well as others discussed in House of Taylor Jewelry, Inc.'s filings with the Securities and Exchange Commission. Although House of Taylor Jewelry believes that it will be able to meet or otherwise remedy the Minimum Bid Price Rule no assurance can be given that it will be successful in doing so, Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. House of Taylor Jewelry, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #